INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, entered into this      day of             , 2011 between Northwestern Mutual Series Fund, Inc., a Maryland corporation (“NMSF”), and Mason Street Advisors, LLC, a Delaware limited liability company (“MSA”) (MSA being hereinafter referred to as the “Manager”).

WHEREAS, NMSF is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue different series, each of which is represented by a separate class of capital stock; and

WHEREAS, on or about April 30, 2011, NMSF will be authorized to offer and sell the shares of a new series called the Commodities Return Strategy Portfolio (the “Portfolio”); and

WHEREAS, NMSF and the Manager wish to enter into this Investment Advisory Agreement with respect to the Portfolio and setting forth the terms on which the Manager will perform certain services for NMSF and the Portfolio.

NOW, THEREFORE, it is mutually agreed as follows:

1.        NMSF hereby employs the Manager to manage the investment and reinvestment of the assets of the Portfolio, to determine the composition of the assets of the Portfolio, including the purchase, retention or sale of the securities and cash contained in the Portfolio, subject to the supervision of the Board of Directors of NMSF, for the period and on the terms in this Agreement set forth. The Manager will perform its duties in accordance with the investment objectives and policies of the Portfolio as stated in NMSF’s Articles of Incorporation, By-laws and Registration Statement and amendments thereto filed with the Securities and Exchange Commission (the “Commission”) and in resolutions adopted by NMSF’s Board of Directors.

The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent NMSF in any way or otherwise be deemed an agent of NMSF.

2.        The Manager, at its own expense, shall furnish to the Portfolio office space in the offices of Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and keeping the books of the Portfolio, and shall arrange, if desired by NMSF, for members of the Manager’s organization to serve without salaries from NMSF as officers or agents of NMSF. The Manager assumes and shall pay or reimburse the Portfolio for its share of the compensation (if any) of the directors and officers of NMSF as such, and all expenses not hereinafter specifically assumed by the Portfolio that are incurred by the Manager or by the Portfolio in connection with the management of the investment and reinvestment of the assets of the Portfolio and the administration of the affairs of the Portfolio.

The Portfolio assumes and shall pay charges and expenses of any custodian or depository appointed by the Portfolio for the safekeeping of its cash, securities and other property; charges and expenses of independent auditors; charges and expenses of any transfer agents and registrars appointed by the Portfolio; the cost of stock certificates representing shares of the Portfolio; fees and expenses involved in registering and maintaining registration of the Portfolio and of its shares with the Commission (including the preparation and printing of prospectuses for filing with the Commission); all expenses of shareholders’ and directors’ meetings and of preparing and printing reports to shareholders; charges and expenses of legal counsel in connection with the Portfolio’s corporate existence, corporate and financial structure and relations with its shareholders; broker’s commissions and issue and transfer taxes, chargeable to the Portfolio in connection with securities transactions to which the Portfolio is a party; all taxes payable by the

Portfolio to federal, state or other governmental agencies, including foreign taxes; all charges and expenses relating to the preparation and filing of tax and other required regulatory filings in foreign jurisdictions, and all dividend and interest related expenses and charges.

In connection with purchases or sales of portfolio securities for the account of the Portfolio, neither the Manager nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

The services of the Manager to the Portfolio hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3.        For the services to be rendered and the charges and expenses assumed and to be paid by the Manager as provided in paragraph 2 hereof, the Portfolio shall pay to the Manager compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth in Exhibit A hereto which is part of this Agreement.

Such compensation shall be payable monthly. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Portfolio made as of the close of business on each valuation day during the period for which such compensation is paid.

Such compensation shall be charged to the Portfolio on each valuation day. The amount of the compensation will be deducted on each valuation day from the value of the Portfolio prior to determining the Portfolio’s net asset value for the day and shall be transmitted or credited to the Manager.

4.        The Portfolio shall cooperate with the Manager in the registration or qualification of its shares with the Commission. The Portfolio shall use its best efforts to maintain such registration and qualifications.

5.        NMSF shall cause the books and accounts of the Portfolio to be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to NMSF.

6.        Subject to the Articles of Incorporation of NMSF and of the Manager respectively, it is understood that directors, officers, employees, agents and stockholders of NMSF are or may be interested in the Manager (or any successor thereof) as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Manager are or may be interested in NMSF as directors officers, employees, agents or stockholders or otherwise, and that the Manager (or any successor) is or may be interested in NMSF as a stockholder or otherwise.

7.        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to NMSF for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security. No provision of this Agreement shall be construed to protect the Manager and its corporate affiliates from liability in violation of section 17(i) of the 1940 Act.

8.        This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as its continuance is specifically approved at least annually, in conformance with the 1940 Act, by the vote of a majority of those directors of NMSF who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by either a majority of the Board of Directors of NMSF or a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act). Shareholder approval shall be effective with respect to any Portfolio vote for the approval, notwithstanding that a majority of the outstanding voting securities of NMSF or of any other portfolio representing another class of capital stock have not voted for approval.

This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of NMSF or by vote of the majority of the voting securities of the Portfolio, on sixty days’ written notice to the Manager. This Agreement may also be terminated by the Manager on ninety days’ written notice to NMSF. This Agreement shall immediately terminate in the event of its assignment (as defined in the 1940 Act, subject to such exemptive orders or other exceptions as may be granted by the Commission under the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

9.        Notwithstanding any other provision of this Agreement NMSF hereby authorizes the Manager to employ one or more investment sub-advisers for the purpose of providing investment management services for the Portfolio pursuant to this Agreement, provided, however, that (1) the compensation to be paid to such investment sub-advisers shall be the sole responsibility of the Manager, (2) the duties and responsibilities of the investment sub-advisers shall be as set forth in sub-advisory agreements including the Manager and the investment sub-adviser as parties, (3) such sub-advisory agreements shall be adopted and approved in conformity with the applicable laws, regulations and any exemptive orders issued to NMSF, and (4) such sub-advisory agreements may be terminated at any time by the Manager, the Board of Directors of NMSF, or by a majority vote of the Portfolio’s outstanding voting securities on not more than 60 days’ written notice to the sub-adviser.

10.        In the event the Manager elects to employ a sub-adviser or sub-advisers for the purpose of providing investment management services to the Portfolio, the Manager shall (1) evaluate potential sub-advisers and present to the Board of Directors its recommendation regarding a sub-adviser or sub-advisers the Manager believes is or are well-suited to manage the Portfolio’s assets, (2) determine the portion of the Portfolio’s assets to be managed by each sub-adviser when it deems appropriate, (3) supervise and oversee the activities of the sub-advisers, including monitoring and evaluating the investment performance of the sub-adviser or sub-advisers, and (4) recommend the termination or replacement of a sub-adviser or sub-advisers when deemed appropriate by the Manager.

11.        This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of NMSF shall have been approved by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) as provided in paragraph 8, if such vote is required by the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:	NORTHWESTERN MUTUAL SERIES FUND, INC.

By

MASON STREET ADVISORS, LLC
Attest:
By

EXHIBIT A

INVESTMENT ADVISORY FEE SCHEDULE

The Portfolio shall pay to the Manager compensation at the annual rate of     % of the current value of the net assets of the Portfolio.

7